EXHIBIT 99.1

Argos Therapeutics Reports First Quarter 2016 Financial Results and Operational Highlights

- Entered into Equity Financing for Up to $60 million -

- Phase 3 ADAPT trial of AGS-003 in Metastatic Renal Cell Carcinoma On Track for Upcoming Review by Independent Data Monitoring Committee -

- Dr. Lee F. Allen joined as Chief Medical Officer -

- Investigator-initiated Phase 2 Study of AGS-003 in Non-Small Cell Lung Cancer Opened for Enrollment -

- Conference Call and Webcast Today, May 12th, at 4:30 p.m. ET -

DURHAM, N.C., May 12, 2016 (GLOBE NEWSWIRE) -- Argos Therapeutics, Inc. (Nasdaq:ARGS), an immuno-oncology company focused on the development and commercialization of individualized immunotherapies for the treatment of cancer based on the Arcelis® technology platform, today reported financial results for the first quarter ended March 31, 2016 and provided an update on the Company's clinical programs.

“We have gotten off to a strong start in 2016.  In the first quarter, we were able to accomplish a number of critical activities,” said Jeff Abbey, president and chief executive officer. “The most significant of these was securing a financing agreement for up to $60 million.  This financing, if fully funded, would provide us with funding for our operations into the second quarter of 2017, which is when we anticipate having a sufficient number of events to permit the primary analysis and assessment of overall survival to occur from the Phase 3 ADAPT trial of our lead product, AGS-003, in metastatic renal cell carcinoma.  We look forward to the upcoming review of ADAPT trial data at the meeting of the Independent Data Monitoring Committee (IDMC) in June.”

“Also, during the quarter, Dr. Lee Allen joined Argos as our chief medical officer. His experience and guidance have already made an impact on the development of AGS-003, including, in particular, with our preparation for the submission of our Biologics License Application (BLA) that would follow completion of the ADAPT trial, in addition to helping facilitate investigator-initiated trials of AGS-003,” Mr. Abbey continued.  “Lastly, and to that end, we announced that an investigator-initiated trial of AGS-003 in non-small cell lung cancer opened for enrollment during the quarter. We are excited for this first trial of AGS-003 outside of kidney cancer as we explore the potential activity of this novel immunotherapy in other solid tumors.  These developments are all meaningful stepping stones as we continue on the pathway to achieving our goal of becoming a fully-integrated commercial biotechnology company.”

First Quarter 2016 Operational Highlights:

  In January 2016, Dr. Lee F. Allen joined the Company as chief medical officer
  In March 2016, the Company entered into an equity financing agreement for up to $60 million
    Will take place in up to three tranches: approximately $20 million in March 2016, approximately $30 million subject to and following the June 2016 IDMC meeting and a company controlled option for up to an additional $10 million subject to and following the late 2016 IDMC meeting
  In March 2016, investigator-initiated Phase 2 study of AGS-003 in non-small cell lung cancer opened for enrollment at the Cancer Research Network of Nebraska (CRNN)

Selected First Quarter 2016 Financial Results

Net loss for the three months ended March 31, 2016 was $12.8 million, or $0.57 per share, compared to a net loss of $17.5 million, or $0.89 per share, for the same period in 2015.

Revenue for the three months ended March 31, 2016 totaled $0.1 million compared to $0.2 million for the same period in 2015.

Research and development expenses for the three months ended March 31, 2016 totaled $9.5 million compared to $14.8 million for the same period in 2015.  General and administrative expenses for the three months ended March 31, 2016 totaled $3.0 million compared to $2.4 million for the same period in 2015.

As of March 31, 2016, Argos' cash, cash equivalents and short-term investments totaled $13.8 million compared to $7.2 million as of December 31, 2015.

Conference Call and Webcast Details

Argos executive management will host a conference call beginning at 4:30 p.m. Eastern Time today to discuss these results and to answer questions.

To participate by telephone, please dial (855) 433-0930 (Domestic) or (484) 756-4271 (International). The conference ID number is 7392695. A live and archived audio webcast can be accessed through the Investors section of the Company's website at www.argostherapeutics.com. The archived webcast will remain available on the Company's website for twelve (12) months following the call.

About the Arcelis® Technology Platform
Arcelis® is a precision immunotherapy technology that captures mutated and variant antigens that are specific to each patient’s disease. It is designed to overcome immunosuppression by producing a durable memory T-cell response without adjuvants that may be associated with toxicity. The technology is potentially applicable to a wide range of different cancers, and is designed to overcome many of the manufacturing and commercialization challenges that have impeded other personalized cancer immunotherapies. The Arcelis® process uses only a small tumor or blood sample and the patient’s own dendritic cells, which are optimized from cells collected by a single leukapheresis procedure. The proprietary process uses RNA isolated from the patient's disease sample to program dendritic cells to target disease specific antigens. The activated, antigen-loaded dendritic cells are then formulated with the patient’s plasma and administered via intradermal injection.

About Argos Therapeutics
Argos Therapeutics is an immuno-oncology company focused on the development and commercialization of truly individualized immunotherapies for the treatment of cancer using its Arcelis® technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal Phase 3 ADAPT clinical trial for the treatment of metastatic renal cell carcinoma (mRCC), and ongoing investigator-initiated trials in neoadjuvant renal cell carcinoma and adjuvant non-small cell lung cancer. Argos is also developing a separate Arcelis®-based product candidate, AGS-004, for the treatment of HIV, which is currently being evaluated in an investigator-initiated Phase 2 clinical trial aimed at HIV eradication in adult patients.

Forward Looking Statements
Any statements in this press release about Argos’ future expectations, plans and prospects, including statements about Argos and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including whether Argos’ cash resources will be sufficient to fund our continuing operations for the period anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos’ product candidates will advance through the clinical trial process on a timely basis; whether the results of such trials will warrant submission for  approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies;  whether Argos’ product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of Argos’ Annual Report on Form 10-K for the period ended December 31, 2015 and other filings we may with the SEC from time to time. In addition, the forward-looking statements included in this press release represent Argos’ views as of May 12, 2016. Argos anticipates that subsequent events and developments will cause Argos’ views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so.

ARGOS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2016	2015

Revenue	$146,429	$178,771
Operating expenses
Research and development	9,501,976	14,766,982
General and administrative	2,975,024	2,371,201
Total operating expenses	12,477,000	17,138,183

Operating loss	(12,330,571)	(16,959,412)

Interest expense	(491,193)	(594,915)

Other income (expense), net	1,576	8,112

Net loss	(12,820,188)	(17,546,215)

Net loss per share, basic and diluted	$(0.57)	$(0.89)

Weighted average shares outstanding, basic and diluted	22,606,626	19,674,245

ARGOS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2016	2015

Assets
Current assets
Cash and cash equivalents	$13,844,405	$6,163,144
Short-term investments	--	1,003,160
Restricted cash and other current assets	1,618,194	1,553,991
Total current assets	15,462,599	8,720,295
Property and equipment, net	27,280,421	22,306,384
Other assets	11,020	11,020

Total assets	$42,754,040	$31,037,699

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$6,158,395	$2,907,683
Accrued expenses	3,879,306	3,676,846
Current portion of notes payable and research and development obligation	4,533,385	1,578,284
Total current liabilities	14,571,086	8,162,813
Long-term portion of notes payable	29,434,192	30,728,258
Long-term portion of research and development obligation	6,493,926	7,777,436
Long-term portion of facility lease obligation	7,159,627	7,249,627
Deferred liabilities	5,266,000	5,321,000
Total stockholders’ deficit	(20,170,791)	(28,201,435)

Total liabilities and stockholders’ deficit	$42,754,040	$31,037,699

Media contacts:

Adam Daley
Berry & Company Public Relations
212-253-8881
adaley@berrypr.com

Investor contact:

John Menditto
Argos Therapeutics, Inc.
919-908-0687
jmenditto@argostherapeutics.com